Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director of Rockwell Collins, Inc., a Delaware corporation (this "Corporation"), hereby constitute and appoint GARY R. CHADICK, PATRICK E. ALLEN and MARSHA A. SCHULTE, and each of them singly, my true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, Registration Statements on Form S-8 and any and all amendments (including post-effective amendments) and supplements thereto for the purpose of registering under the Securities Act of 1933, as amended, an additional 8,000,000 shares of Common Stock, par value $0.01 per share, of this Corporation (including the associated preferred share purchase rights, the "Common Stock") to be offered pursuant to this Corporation's Retirement Savings Plan and an additional 500,000 shares of Common Stock to be offered pursuant to this Corporation's Retirement Savings Plan for Bargaining Unit Employees.

Signature	Title	Date

/s/ Donald R. Beall	Director	June 26, 2009
Donald R. Beall

/s/ Anthony J. Carbone	Director	June 26, 2009
Anthony J. Carbone

	Director	June , 2009
Chris A. Davis

/s/ Mark Donegan	Director	June 26, 2009
Mark Donegan

/s/ Ralph E. Eberhart	Director	June 26, 2009
Ralph E. Eberhart

/s/ David Lilley	Director	June 26, 2009
David Lilley

/s/ Andrew J. Policano	Director	June 26, 2009
Andrew J. Policano

/s/ Cheryl L. Shavers	Director	June 26, 2009
Cheryl L. Shavers